Chembio Diagnostics Reports Second Quarter Financial Results

Conference Call and Webcast Today at 10:00 a.m. Eastern Time

MEDFORD, NY, August 6, 2015 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care diagnostic tests for infectious diseases, today reported financial results for the three and six months ended June 30, 2015.

John J. Sperzel III, Chief Executive Officer, stated, "During the second quarter of 2015, Chembio continued to make progress toward each of its operational goals. These advancements toward commercial, development and collaborative milestones have significantly shaped our strategy.  We categorize our activities into three distinct business areas:  sexually transmitted diseases; fever and tropical diseases; and licensing/partnerships.  Each of these businesses is driven by Chembio's proprietary DPP® technology."

Mr. Sperzel continued, "DPP® is a unique POC technology platform that offers industry-leading sensitivity and specificity, and the ability to test simultaneously for multiple diseases, with a single patient sample.  DPP® is the foundation of our ongoing work in sexually transmitted disease and our priority internal program – the DPP® HIV-Syphilis Assay for the U.S. market.  DPP® is the core asset that supports each of our fever disease partnerships and our lead project in this area – the DPP® Fever Panel Assay.  And lastly, the broad applicability of DPP® allows Chembio to capture significant value beyond our core business focus in areas such as traumatic brain injury and a specific form of cancer.  Chembio is aggressively pursuing each of these existing opportunities, and we remain committed to leveraging the DPP® technology across every appropriate application to improve healthcare worldwide and create value for Chembio's stakeholders."

Addressing the company's financial results, Mr. Sperzel commented, "While revenues for the six months of 2015 were slightly behind 2014 numbers, direct sales in 2015 largely overcame 2014 revenue associated with the termination of our U.S. distributorship agreement and certain sales in Latin America.  We are very pleased that our internal operations excellence program helped achieve a 15% improvement in the product gross margin percentage as compared to the same period in 2014.  In addition, our R&D revenues of $996,000, although less than the $1,076,000 in 2014, were strong in light of the $750,000 milestone payment from RVR in early 2014."

Financial information comparing the 2015 second quarter to the 2014 second quarter:

•	Total revenues of $6.72 million, compared with $7.42 million (a decrease of 9.5%).
•	Product sales of $6.32 million, compared with $7.25 million (a decrease of 12.8%).
•	Operating loss of $898,000, compared with operating loss of $233,000
•	Net loss of $664,000, or $0.07 per diluted share, compared with net loss of $146,000, or $0.02 per diluted share.

Financial information comparing the first six months of 2015 to the first six months of 2014:

•	Total revenues of $12.95 million, compared with $13.24 million (a decrease of 2.2%).
•	Product sales of $11.94 million, compared with $12.15 million (a decrease of 1.8%).
•	Operating loss of $1,773,000, compared with operating loss of $616,000
•	Net loss of $1,311,000, or $0.14 per diluted share, compared with net loss of $371,000, or $0.04 per diluted share.

Additional Financial Information

Second Quarter:

Total revenues for the second quarter of 2015 of $6.72 million were down 9.5% compared with total revenues of $7.42 million in the prior-year period. Product sales in the 2015 second quarter of $6.32 million were down 12.8% compared with product sales of $7.25 million in the prior-year period.  R&D milestone, and grant and royalty revenues for the three months ended June 30, 2015 increased to $395,000 from $174,000 in the prior-year period.

Gross margin dollars for the 2015 second quarter increased 1.2% to $3.02 million compared with $2.98 million for the prior-year period, due primarily to the increase in non-product revenues. The amount of product gross margin for the second quarter of 2015 decreased 6.6% to $2.62 million, from $2.81 million in the prior-year period.

R&D expenses in the second quarter of 2015 were $1.76 million, compared with $1.27 million in the prior-year period. This increase is due primarily to increased R&D activities for projects and grants.  Some projects are on a milestone basis for which revenue cannot be recognized until the milestone is achieved, while expenses to reach that milestone are expensed in the period incurred.

Selling, general and administrative expenses in the second quarter of 2015 increased to $2.16 million from $1.95 million in the prior-year period, largely due to increased staffing, wages and related costs, increased travel expenses (related to our commercialization efforts) and professional fees.

Operating loss for the second quarter of 2015 was $898,000, compared with an operating loss of $233,000 for the prior-year period.

Net loss for the second quarter of 2015 was $664,000, or $0.07 per diluted share, compared with net loss of $146,000, or $0.02 per diluted share, for the prior-year period.

First Six Months:

Total revenues for the first six months of 2015 of $12.95 million were down 2.2% compared with total revenues of $13.24 million in the prior-year period. Product sales in the 2015 first six months of $11.94 million were down 1.8% compared with product sales of $12.15 million in the prior-year period.  R&D milestone, and grant and royalty revenues for the three months ended June 30, 2015 decreased to $1,011,000 from $1,083,000 in the prior-year period.

Gross margin dollars for the 2015 first six months increased 8.6% to $5.71 million compared with $5.26 million for the prior-year period, due primarily to the increase in gross margin percentage. The amount of product gross margin for the first six months of 2015 increased 12.5% to $4.69 million, from $4.17 million in the prior-year period.

R&D expenses in the first six months of 2015 were $3.34 million, compared with $2.47 million in the prior-year period. This increase is due primarily to increased R&D activities for projects and grants.  Some projects are on a milestone basis for which revenue cannot be recognized until the milestone is achieved, while expenses to reach that milestone are expensed in the period incurred.

Selling, general and administrative expenses in the first six months of 2015 increased to $4.14 million from $3.40 million in the prior-year period, largely due to increased commissions on sales in Brazil, increased staffing, wages and related costs, increased travel expenses (related to our commercialization efforts) and professional fees.

Operating loss for the first six months of 2015 was $1,773,000, compared with an operating loss of $616,000 for the prior-year period.

Net loss for the first six months of 2015 was $1,311,000, or $0.14 per diluted share, compared with net loss of $371,000, or $0.04 per diluted share, for the prior-year period.

Balance Sheet Highlights:

The Company had cash and cash equivalents of $1.56 million as of June 30, 2015, compared with $4.61 million as of December 31, 2014. The decrease was primarily due to net cash used in operating activities of $2.17 million, as well as investing activities to fund the purchase of a license and deposits on and purchase of fixed assets of $.88 million. Our accounts receivable balance is nearly double our historical levels. However, we recently held face to face discussions with the customer representing the largest portion of these receivables and have a high degree of confidence that our receivables will return to normal historical levels by the end of the year.  Our working capital decreased by $1.57 million during the six months from $12.37 million to $10.80 million.

Conference Call
To participate on the conference call on August 6, 2015 at 10:00 a.m. Eastern Time, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until August 13, 2015 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering conference ID #:13615689.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Chembio's website at www.chembio.com.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=174221. An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete by a single entity. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assay primarily through distributors.

Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

(Tables to follow)
Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Results of Operations
(UNAUDITED)

	For the three months ended		For the six months ended	
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net product sales	$ 6,321,554	$ 7,248,470	$ 11,936,239	$ 12,152,635
License and royalty revenue	7,882	6,971	14,933	7,131
R&D, milestone and grant revenue	386,722	167,156	996,123	1,075,904
TOTAL REVENUES	$ 6,716,158	$ 7,422,597	$ 12,947,295	$ 13,235,670
GROSS MARGIN	$ 3,019,132	$ 2,982,551	$ 5,705,750	$ 5,255,162
Research and development expenses	$ 1,757,007	$ 1,268,653	$ 3,341,543	$ 2,466,275
Selling, general and administrative expenses	$ 2,160,096	$ 1,946,763	$ 4,137,670	$ 3,404,491
LOSS FROM OPERATIONS	$ (897,971)	$ (232,865)	$ (1,773,463)	$ (615,604)
OTHER INCOME (LOSS)	$ 316	$ (4,146)	$ 1,491	$ (2,316)
Income tax benefit	$ (233,570)	$ (91,030)	$ (461,070)	$ (247,200)
NET LOSS	$ (664,085)	$ (145,981)	$ (1,310,902)	$ (370,720)
Basic loss per share	$ (0.07)	$ (0.02)	$ (0.14)	$ (0.04)
Diluted loss per share	$ (0.07)	$ (0.02)	$ (0.14)	$ (0.04)
Weighted average number of shares outstanding, basic	9,627,951	9,555,944	9,623,773	9,448,160
Weighted average number of shares outstanding, diluted	9,627,951	9,555,944	9,623,773	9,448,160